Exhibit 99.2
Earnings Release
58-68 Exchange St. Binghamton, New York 13901

For Further Information, Contact: Rexford C. Decker Senior Vice President & CFO (607) 779-2320 Website: www.bsbbank.com

BSB Bancorp, Inc. Announces Third Quarter Net Income of $3.9 Million

Board Authorizes Repurchase Of Up To 5% Of Outstanding Stock

BINGHAMTON, N.Y.—October 24, 2002—BSB Bancorp, Inc. (NASDAQ/NMS:BSBN), the bank holding company for BSB Bank & Trust Company, a diversified financial services organization servicing Central New York with total assets of approximately $2.1 billion, today announced financial results for the third quarter 2002.

Performance Highlights: Quarter Ended September 30, 2002

•	Allowance to non-performing loans ratio increased to 114.4 percent from 105.4 percent at June 30, 2002 and 97.0 percent at December 31, 2001
•	Residential mortgage originations in the third quarter of 2002 were $31.4 million, an increase of $12.0 million or 61.9 percent, over originations of $19.4 million in the third quarter of 2001
•	Consumer loan originations in the third quarter of 2002 were $65.0 million, an increase of $25.3 million or 63.7 percent, compared to originations of $39.7 million in the second quarter of 2002

BSB’s net income for the quarter ended September 30, 2002 was $3.9 million or $0.41 per diluted share, compared to net income of $5.2 million or $0.51 per diluted share, for the third quarter of 2001 and a loss of $11.2 million or $1.16 per diluted share, for the second quarter of 2002.

“Our third quarter results represent a significant bottom-line improvement over the second quarter, which was impacted by the deterioration of collateral and repayment ability of some individual borrowers,” said Howard W. Sharp, President and Chief Executive Officer. “The results for the current quarter benefited from our commitment to quickly and effectively deal with deterioration in asset quality.”

BSB had another strong quarter of residential loan growth, as the total residential portfolio grew to $260.6 million at September 30, 2002, an increase of $17.0 million or 7.0 percent, from $243.6 million at June 30, 2002. The total residential loan portfolio at September 30, 2002, was up by $45.2 million or 21.0 percent, from $215.4 million at September 30, 2001.

“An important strategic initiative for 2002 has been increased residential mortgage loan originations, as we move aggressively to restructure our loan portfolio. The relocation of BSB Mortgage Corporation in the summer of 2002 has made a strong contribution toward achieving this end,” Mr. Sharp said. “The new, larger facility, which houses all of the functions of the mortgage loan process from application to closing, has enabled our mortgage lending team to increase operational efficiencies and maximize both the level and quality of our customer service.”

BSB also had strong third quarter consumer loan growth, primarily in indirect new and used auto loans, as the portfolio grew to $373.5 million at September 30, 2002, an increase of $28.1 million or 8.1 percent, from $345.4 million at the end of the second quarter. For third quarter 2002, total consumer loan originations were $65.0 million, an increase of 63.7 percent, compared to second quarter 2002 consumer loan originations of $39.7 million.

Commercial and industrial loans at September 30, 2002, totaled $557.5 million or 42.4 percent of the total loan portfolio, compared to $800.0 million or 52.0 percent of the total portfolio at September 30, 2001. During the third quarter of 2002, C&I loans were reduced by $54.9 million or 9.0 percent from the end of second quarter 2002. Through the first nine months of 2002, C&I loans were reduced by $193.1 million or 25.7 percent from December 31, 2001.

Net interest income declined from $19.9 million in the second quarter of 2002 to $18.8 million in the third quarter of 2002 as average earning assets declined $35.6 million from the second quarter of 2002 to the third quarter of 2002. Also contributing to the reduction in net interest income was a decline in the net interest margin, which declined to 3.80% in the third quarter of 2002 from 3.95% in the second quarter of 2002.

Non-interest income for the third quarter of 2002 decreased to $3.1 million, down slightly in comparison to $3.5 million for the comparable period of 2001, and $3.2 million for the second quarter of 2002.

Total operating expense for the third quarter of 2002 was $11.2 million, an increase of 3.2 percent, compared to $10.9 million for the third quarter of 2001, and a decrease of $2.3 million or 17.3 percent, in comparison to second quarter 2002 expenses of $13.6 million. The increase in total operating expenses in the third quarter of 2002, as compared to the same period in 2001, is primarily due to increased salaries, pensions and other employee benefit costs. The decrease in total operating expenses in the third quarter of 2002, as compared to the second quarter of 2002, is primarily due to reductions in advertising expenses, professional fees, expenses associated with repossessed or foreclosed property, the one-time expense related to the conversion to “Proof of Deposit” processing, as well as a reduction in salaries, pensions and other employee benefits. BSB’s efficiency ratio was 51.1 percent for the third quarter of 2002, up from 45.6 percent for third quarter 2001, but a decline in comparison to 57.1 percent for the second quarter of 2002.

The third quarter 2002 provision for loan losses was $4.5 million, down slightly when compared with the $4.6 million provision for third quarter 2001, and down 83 percent from the $26.7 million provision for the second quarter of 2002. Given the continued economic sluggishness and uncertainty that BSB sees in its primary markets and the level of non-performing loans, management expects that the provision for loan losses will remain at the current level, or may increase, in the near-term.

Third quarter net charge-offs were $1.7 million, down 38 percent in comparison to $2.8 million during the third quarter of 2001. While net charge-offs are significantly down from the $22.5 million in the second quarter of 2002, given the continued high level of non-performing loans, management expects that net charge-offs for the next few quarters could be higher than net charge-offs in the third quarter of 2002.

Non-performing loans at September 30, 2002 were $52.2 million or 3.98 percent of total gross loans outstanding, compared to $44.0 million or 2.86 percent of total gross loans outstanding at September 30, 2001. Non-performing loans at June 30, 2002 were $54.1 million or 4.10 percent of total gross loans outstanding. Loans 30-89 days past due were $8.1 million at September 30, 2002, a 70.8 percent reduction from $27.9 million at September 30, 2001, and an 18.4 percent decline from $10.0 million at June 30, 2002.

The allowance for loan losses at September 30, 2002 was $59.8 million, an increase of 5.0 percent, compared to $56.9 million at September 30, 2001, and an increase of $2.8 million or 4.9 percent, over the $57.0 million allowance at June 30, 2002. The allowance, as a percentage of non-performing loans, was 114.4 percent at September 30, 2002, compared to 129.4 percent at September 30, 2001, and 105.4 percent at June 30, 2002.

For the nine months ended September 30, 2002, BSB had a net loss of $2.2 million or $0.23 per diluted share, compared to net income of $15.6 million or $1.54 per diluted share for the nine months ended September 30, 2001. The provision for loan losses for the nine months ended September 30, 2002 was $36.4 million compared to $13.7 million for the comparable period in 2001. A substantial portion, $26.7 million or 73.4 percent, of the 2002 provision was taken during the second quarter primarily due to specific circumstances affecting individual borrowers and our analysis during the second quarter of other borrowers whose reported financial results revealed deterioration of collateral and repayment ability.

Net interest income for the nine months ended September 30, 2002 was $59.0 million, compared to $61.4 million during the same period in 2001. Non-interest income for the nine months ended September 30, 2002 was $11.1 million, compared to $10.1 million in 2001, and includes a $1.8 million gain on the sale of the bank’s credit card portfolio that was completed in the first quarter. Operating expense for the first nine months of 2002 was $36.6 million, compared to $32.5 million for the same period in 2001.

New Stock Repurchase Program

The Company also announced today a new stock repurchase program providing for the repurchase of up to 5 percent of the Corporation’s currently issued and outstanding shares of common stock. Howard W. Sharp, President and CEO, stated, “The Board of Directors adopted the repurchase program because it continues to consider BSB Bancorp’s stock to be an attractive investment.” Mr. Sharp noted that “a principal effect of the repurchase program will be to increase the earnings per share of those shares of BSB Bancorp stock that remain outstanding after the repurchases.”

Shares may be repurchased from time to time during a six month period in open market and unsolicited, negotiated transactions. Repurchases will be subject to availability and prices which are acceptable to the Corporation. BSB Bancorp, Inc. currently has 9,586,191 shares of common stock outstanding.

Elmira Branch Sale

On October 3, 2002, BSB Bank & Trust Company, a wholly owned subsidiary of BSB Bancorp, Inc., announced that it had entered into a definitive agreement to sell its two Elmira branch offices to Bath National Bank, a subsidiary of Financial Institutions, Inc. of Warsaw, New York.

The branches, located at 351 North Main Street, Elmira and 2075 Lake Road, Elmira Heights, had approximately $47.9 million in deposits at September 30, 2002. The transaction, which is subject to regulatory approval, is expected to close by the end of the fourth quarter of 2002.

“This transaction signals our commitment to our stated strategic objective of focusing our retail branch operations in the Central New York region and specifically around the metropolitan areas of Binghamton and Syracuse,” Mr. Sharp said.

Forward Looking Statements

This news release contains forward-looking statements, including those regarding the projected performance of BSB Bancorp, Inc. These statements constitute forward-looking information, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from any forward-looking information discussed in this news release.

Factors that might cause such differences include, but are not limited to: fluctuations in interest rates, government regulations and economic conditions and competition in the geographic and business areas in which BSB conducts its operations, as well as unanticipated loan losses and other similar conditions affecting the Company’s operations, pricing, products, and services.

Except as required by law, BSB disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements in this news release to reflect future events or developments.

For additional information regarding BSB, including a discussion of related risk factors, please refer to BSB’s public filings with the Securities and Exchange Commission which are available online at http://www.sec.gov.

Profile

Headquartered in Binghamton, New York, BSB Bancorp, Inc. provides a broad range of deposit, loan, trust and financial management services to businesses and consumers in Broome, Onondaga, Tioga and Chenango counties. The Bank serves its customers from 22 full-service banking offices, 29 branch-based, and 26 off-premise automatic teller machines and at 12 proprietary banking service locations (StoreTeller®) situated in a large area supermarket chain. In Broome County, the Bank is the leader in total deposits with 37 percent. More information about BSB can be obtained on the Internet at www.bsbbank.com.

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BSB BANCORP, INC. —CONSOLIDATED (Dollars in Thousands, Except Share and Per Share Data) FINANCIAL HIGHLIGHTS (unaudited)

	Quarters Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
OPERATIONS DATA	2002	2002	2001	2002	2001

Total interest income	$31,511	$33,193	$39,927	$98,403	$128,275
Total interest expense	12,679	13,307	19,565	39,440	66,840
Net interest income	18,832	19,886	20,362	58,963	61,435
Provision for loan losses	4,500	26,720	4,550	36,420	13,724
Non-interest income	3,124	3,172	3,451	11,146	10,125
Operating expense	11,212	13,553	10,868	36,609	32,541
Income tax expense (benefit)	2,318	(6,058)	3,205	(733)	9,698
Net income (loss)	3,926	(11,157)	5,190	(2,187)	15,597

SELECTED FINANCIAL DATA

Yield on earning assets (1)	6.37%	6.59%	7.76%	6.59%	7.97%
Cost of funds (1)	2.95	3.05	4.37	3.05	4.76
Interest rate spread (1)	3.42	3.54	3.39	3.54	3.21
Interest rate margin (1)	3.80	3.95	3.96	3.95	3.82
Return (loss) on average assets (1)	0.77	(2.16)	0.98	(0.14)	0.95
Return (loss) on average equity (1)	10.50	(28.05)	13.13	(1.87)	13.18
Equity to assets (2)	7.33	7.14	7.69	7.33	7.69
Operating expenses to average assets (1)	2.20	2.55	2.05	2.36	1.97
Efficiency ratio	51.07	57.10	45.64	53.03	45.66

PER SHARE DATA

Basic earnings (loss)	$0.41	$(1.16)	$0.52	$(0.23)	$1.56
Diluted earnings (loss)	$0.41	$(1.16)	$0.51	$(0.23)	$1.54
Book value	$15.78	$15.34	$16.51	$15.78	$16.51
Dividends paid	$0.25	$0.25	$0.25	$0.75	$0.75
Dividend payout ratio	61.04%	NM	47.80%	NM	48.32%
(1) Annualized (2) At period ended (NM) Not meaningful

FINANCIAL CONDITION DATA	At September 30, 2002	June 30, 2002	September 30, 2001	September 30,
				2002	2001

Assets	$2,065,009	$2,058,224	$2,103,888	$2,065,009	$2,103,888
Earning assets	1,988,381	1,989,687	2,041,067	1,988,381	2,041,067
Gross loans	1,313,734	1,318,101	1,538,014	1,313,734	1,538,014
Allowance for loan losses	(59,754)	(56,988)	(56,905)	(59,754)	(56,905)
Gross investment securities	673,215	652,860	405,313	673,215	405,313
Unrealized appreciation in AFS securities	16,488	11,896	10,617	16,488	10,617
Interest-bearing deposits	1,319,251	1,367,578	1,471,796	1,319,251	1,471,796
Non-interest-bearing deposits	161,384	155,323	149,978	161,384	149,978
Borrowings	377,876	335,837	270,364	377,876	270,364
Capital securities	39,000	39,000	30,000	39,000	30,000
Shareholders’ equity	151,296	146,985	161,693	151,296	161,693
Non-performing loans	52,223	54,088	43,985	52,223	43,985
Loans, 30-89 days past due	8,136	9,970	27,855	8,136	27,855
Other real estate owned	4,488	4,356	478	4,488	478
Repossessed assets	492	516	1,993	492	1,993
Trust assets	244,769	270,991	296,344	244,769	296,344
Serviced loans	407,444	430,338	483,732	407,444	483,732

AVERAGE BALANCES				YTD Actual Avg

Assets	$2,036,738	$2,065,190	$2,119,611	$2,042,708	$2,199,543
Earning assets	1,980,159	2,015,758	2,059,258	1,991,857	2,146,199
Gross loans	1,307,398	1,365,925	1,590,820	1,369,306	1,709,407
Allowance for loan losses	(58,395)	(53,815)	(56,115)	(57,112)	(59,646)
Gross investment securities	661,306	617,233	391,812	596,240	404,548
Unrealized appreciation in AFS securities	14,135	6,661	4,416	9,049	1,905
Interest-bearing deposits	1,347,559	1,378,122	1,485,365	1,360,971	1,569,063
Non-interest-bearing deposits	154,778	145,823	148,716	148,331	144,533
Borrowings	330,620	328,898	274,508	325,711	274,434
Capital securities	39,000	38,099	30,000	35,733	30,000
Shareholders’ equity	149,515	159,108	158,085	155,641	157,727
Shares outstanding	9,584,896	9,608,067	9,893,261	9,614,444	10,021,402
Diluted shares outstanding	9,692,658	9,608,067	10,095,919	9,614,444	10,155,449

BSB BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (unaudited)

	September 30,	June 30,	September 30,
(In Thousands, Except Share and Per Share Data)	2002	2002	2001

ASSETS
Cash and due from banks	$53,144	$49,531	$56,552
Federal funds sold	0	15,600	94,500

Total cash and cash equivalents	53,144	65,131	151,052
Investment securities available for sale, at fair value	638,458	637,054	392,932
Investment securities held to maturity (fair value of $34,661, $13,510, and $12,271, respectively)	34,346	13,307	12,101
Federal Home Loan Bank of New York stock	16,899	14,395	10,897
Loans held for sale	236	2,108	2,331
Loans:
Commercial	557,495	612,400	800,032
Consumer	373,513	345,383	390,138
Residential real estate	260,578	243,642	215,407
Commercial real estate	122,148	116,676	132,437

Total loans	1,313,734	1,318,101	1,538,014
Net deferred costs	1,196	1,018	909
Allowance for loan losses	(59,754)	(56,988)	(56,905)

Net loans	1,255,176	1,262,131	1,482,018
Bank premises and equipment	15,025	15,104	14,214
Accrued interest receivable	10,472	10,565	12,210
Other real estate owned and repossessed assets	4,980	4,872	2,471
Intangible assets, net	555	646	924
Other assets	35,718	32,911	22,738

	$2,065,009	$2,058,224	$2,103,888

LIABILITIES & SHAREHOLDERS’ EQUITY
Due to depositors	$1,480,635	$1,522,901	$1,621,774
Borrowings	377,876	335,837	270,365
Other liabilities	16,202	13,501	20,056
Company obligated mandatorily redeemable preferred securities of subsidiaries, holding solely subordinated debentures of the Company	39,000	39,000	30,000

Total liabilities	1,913,713	1,911,239	1,942,195
Shareholders’ Equity:
Preferred stock, par value $0.01 per share; authorized 2,500,000 shares; none issued	0	0	0
Common stock, par value $0.01 per share; authorized 30,000,000 shares; 11,642,301, 11,640,238 and 11,507,447 shares issued	116	116	115
Additional paid-in capital	41,113	41,078	38,953
Undivided profits	133,337	131,807	140,338
Accumulated other comprehensive income	9,861	7,115	6,187
Treasury stock, at cost: 2,056,360, 2,056,360, and 1,719,061 shares	(33,131)	(33,131)	(23,900)

Total shareholders’ equity	151,296	146,985	161,693

	$2,065,009	$2,058,224	$2,103,888

BSB BANCORP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended			Nine Months Ended
(In Thousands, Except Per Share Data)	Sept. 30, 2002	June 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Interest income:
Interest and fees on loans	$22,973	$24,337	$33,283	$73,627	$108,693
Interest on federal funds sold	42	129	638	284	810
Interest on investment securities	8,477	8,697	5,959	24,293	18,675
Interest on loans held for sale	19	30	47	199	97

Total interest income	31,511	33,193	39,927	98,403	128,275

Interest expense:
Interest on savings deposits	668	661	1,092	1,978	3,269
Interest on time accounts	6,422	6,886	11,309	20,721	39,806
Interest on money market deposit accounts	1,439	1,578	2,733	4,501	9,911
Interest on NOW accounts	146	221	375	628	1,144
Interest on borrowed funds	3,261	3,233	3,447	9,532	10,882
Interest on mandatorily redeemable preferred securities of subsidiaries	743	728	609	2,080	1,828

Total interest expense	12,679	13,307	19,565	39,440	66,840

Net interest income	18,832	19,886	20,362	58,963	61,435
Provision for loan losses	4,500	26,720	4,550	36,420	13,724

Net interest income (loss) after provision for loan losses	14,332	(6,834)	15,812	22,543	47,711

Non-interest income:
Service charges on deposit accounts	1,348	1,245	1,329	3,836	3,902
Checkcard interchange fees	352	359	317	1,034	930
Mortgage servicing fees	252	246	273	710	856
Fees and commissions—brokerage services	168	299	167	719	521
Trust fees	260	366	605	979	1,317
Gains on sale of securities, net	95	94	64	270	150
Gain on sale of branch office, net	0	0	0	0	299
Gain on sale of credit card portfolio, net	0	0	0	1,806	0
Other charges, commissions and fees	649	563	696	1,792	2,150

Total non-interest income	3,124	3,172	3,451	11,146	10,125

Operating expense:
Salaries, pensions and other employee benefits	5,923	6,361	5,486	18,671	16,260
Building occupancy	1,056	1,056	1,041	3,192	3,217
Advertising and promotion	267	593	225	1,034	633
Professional fees	641	867	547	2,017	1,502
Data processing costs	1,253	1,556	1,235	4,253	3,901
Services	647	691	753	2,121	2,308
Amortization of intangible assets	91	91	96	274	289
Conversion expenses	0	387	0	387	0
Other real estate owned and repossessed asset expenses, net	33	448	95	646	240
Other expenses	1,301	1,503	1,390	4,014	4,191

Total operating expense	11,212	13,553	10,868	36,609	32,541

Income (loss) before income taxes	6,244	(17,215)	8,395	(2,920)	25,295
Income tax expense (benefit)	2,318	(6,058)	3,205	(733)	9,698

NET INCOME (LOSS)	$3,926	$(11,157)	$5,190	$(2,187)	$15,597

Earnings (loss) per share:
Basic	$0.41	$(1.16)	$0.52	$(0.23)	$1.56
Diluted	$0.41	$(1.16)	$0.51	$(0.23)	$1.54

BSB BANCORP, INC. NON-PERFORMING ASSETS (unaudited)

(Dollars in Thousands)	Sept. 30, 2002	June 30, 2002	March 31, 2002	Dec. 31, 2001	Sept. 30, 2001

Non-accrual loans:
Commercial loans	$40,447	$39,420	$31,813	$42,424	$32,198
Residential real estate loans	755	722	842	882	1,365
Commercial real estate loans	4,080	1,219	4,342	4,235	3,655
Consumer loans	365	438	0	0	0
Troubled debt restructured loans	6,219	11,915	19,402	12,255	5,884

Total non-accrual loans	51,866	53,714	56,399	59,796	43,102
Accruing loans with principal or interest payments 90 days or more overdue	357	374	736	879	883

Total non-performing loans	52,223	54,088	57,135	60,675	43,985

Other real estate owned and repossessed assets	4,980	4,872	1,972	2,034	2,471

Total non-performing assets	$57,203	$58,960	$59,107	$62,709	$46,456

Total non-performing loans to total loans	3.98%	4.10%	4.15%	4.09%	2.86%

Total non-performing assets to total assets	2.77%	2.86%	2.87%	3.04%	2.21%

Note: Accruing loans classified as troubled debt restructured loans totaled: $5,052,000, $4,925,000, $7,578,000, $8,751,000, and $5,275,000 at September 30, 2002, June 30, 2002, March 31, 2002, December 31, 2001, and September 30, 2001, respectively. The Bank does not consider these loans to be non-performing.

BSB BANCORP, INC. ALLOWANCE AND NET CHARGE-OFFS PER QUARTER (unaudited)

	Quarters Ended

(Dollars in Thousands)	Sept. 30, 2002	June 30, 2002	March 31, 2002	Dec. 31, 2001	Sept. 30, 2001

Average gross loans outstanding	$1,307,398	$1,365,925	$1,436,007	$1,502,098	$1,590,820

Allowance at beginning of period	$56,988	$52,785	$58,829	$56,905	$55,159

Charge-offs:
Commercial loans	2,285	23,052	10,326	1,686	1,821
Consumer loans	1,359	432	1,664	2,501	1,856
Residential real estate loans	16	40	15	29	30
Commercial real estate loans	0	1,112	0	0	58

Total loan charge-offs	3,660	24,636	12,005	4,216	3,765
Recoveries	1,926	2,119	761	1,640	961

Net charge-offs	1,734	22,517	11,244	2,576	2,804

Provision for loan losses	4,500	26,720	5,200	4,500	4,550

Allowance at end of period	$59,754	$56,988	$52,785	$58,829	$56,905

Ratio of net charge-offs to:
Average gross loans outstanding (annualized)	0.53%	6.59%	3.13%	0.69%	0.71%
Ratio of allowance to:
Non-performing loans	114.42%	105.36%	92.39%	96.96%	129.37%
Period-end loans outstanding	4.55%	4.32%	3.83%	3.96%	3.70%